Exhibit 99.1

September 17, 2009

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	John C. Hansen	(805) 466-7087
President and Chief Executive Officer

	James M. Cowan	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP DECLARES 2% STOCK DIVIDEND

Atascadero, CA — September 17, 2009 — Santa Lucia Bancorp (OTC BB: SLBA), parent company of Santa Lucia Bank, today announced its Board of Directors has declared a 2% stock dividend at its meeting held late yesterday afternoon.  The stock dividend will be issued on or about October 20, 2009, to shareholders of record as of September 30, 2009.  Vice Chairman of the Board, Douglas C. Filipponi said, “This stock dividend will represent a change in the form of dividend payment to our shareholders away from a cash dividend, which we have paid out over the past twenty consecutive years.  This stock dividend when added to the 25 cent per share cash dividend paid in April, 2009, will approximate the value of the cash dividends paid in prior years.”

John C. Hansen, President and Chief Executive Officer of the Company and of the Bank, stated, “ The Board of Directors decided that given the current economic climate, it was the prudent thing to eliminate the cash dividend at this time in order to continue to accumulate capital.  Our capital ratios are very robust and far in excess of all regulatory requirements for well capitalized banks.  Nevertheless, our earnings this year have been compacted by various factors, including a narrowing of our net interest margin relating to reductions in the interest rate environment for loans shrinking faster than the repricing of deposits, the requirement to make additional provisions to the loan loss allowance, and the special assessments this year levied on all banks by the FDIC.  The Board feels that in light of all of these factors and the still remaining uncertainty in the economy, it would not be prudent to continue to pay cash dividends at this time.  Further, by paying stock dividends shareholders will continue to enjoy annual earnings on their investments by adding to their holdings or selling the stock dividend shares received in the market as they choose. We recognize that this is a very conservative thing to do in light of the Company and Bank’s strong financial condition but being conservative has always been a large part of our culture and we think that this is the best course for the existing economic environment.”

At June 30, 2009, the Company reported that net income for the six month period then ended decreased to $468,000 compared to $902,000 for the same period in 2008.  At the same time, the Company saw growth for the first six month period of 2009 of $19.8 million or 7.9% in total assets, $20.1 million or 9.5% in deposits and $9.7 million or 5.2% in net loans.

The Company and Bank’s capital ratios as of June 30, 2009 compared to regulatory requirements were as follows:

	Regulatory	Regulatory
	Minimum Ratio for	Minimum	June	December
	“Well Capitalized”	Ratio	2009	2008

Bancorp
Tier I Capital (to Average Assets)	5.00%	4.00%	11.4%	11.9%
Tier I Capital (to Risk Weighted Assets)	6.00%	4.00%	13.8%	14.4%
Total Capital (to Risk Weighted Assets)	10.00%	8.00%	15.2%	15.9%

Bank
Tier I Capital (to Average Assets)	5.00%	4.00%	10.9%	11.4%
Tier I Capital (to Risk Weighted Assets)	6.00%	4.00%	13.1%	13.7%
Total Capital (to Risk Weighted Assets)	10.00%	8.00%	14.5%	15.2%

Additional Information

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 24 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the Bank well in both the short term and long term.

FORWARD-LOOKING INFORMATION:

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current financial crisis and recession  in United States and foreign financial markets and the response of government and bank regulators thereto, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.